15 Allstate Parkway, Suite 600, Markham, Ontario, L3R5B4, Canada
Tel: 1.416.246.9997 Fax: 1.866.280.5239 www.kalloinc.ca

Exhibit 99.1

Kallo signs US $200-Million Supply Contract with Republic of Guinea.

New York: January 23, 2014. Kallo Inc. (OTCQB: KALO) today announced the signing of a US$ 200,000,925.00 (Two Hundred million nine hundred and twenty-five US dollars) Supply Contract with the Ministry of Health and Public Hygiene of the Republic Of Guinea.

Under the Supply Contract, Kallo will implement customized healthcare delivery solutions for the Republic of Guinea. The components of the solutions include, MobileCare, RuralCare, Hospital Information Systems, Telehealth Systems, Pharmacy Information, disaster management, air and surface patient transportation systems and clinical training. For more information on these systems, please visit http://www.kalloinc.ca

“The Republic of Guinea has recently made great strides in its healthcare infrastructure development, and this is an important step towards WHO’s Millennium Development Goals for Guinea.” Said Mr. John Cecil, Chairman and CEO of Kallo Inc. In December of 2013, following meetings between Mr. Cecil and the Government of Guinea, Honorable Docteur Edouard Niankoye LAMA, Guinea’s Minister of Health announced that Guinea would implement a unique healthcare delivery program to bring a higher standard of health services to its rural population and accelerate the progress towards its Millennium Development Goals.

“The signing of a US 200 million dollar Supply Contract with the Government of Guinea reflects the strength of Kallo’s product offering and service commitment. With the ever-increasing global healthcare spend getting more focused on healthcare delivery systems; Kallo’s unique and customizable solutions will be a distinct business development advantage for us. In the future, we expect that Kallo will benefit from similar opportunities in other parts of the world.”  Mr. Cecil continued.

About Kallo Inc. (OTCQB: KALO)

Kallo improves the quality and efficiency of care by providing centralized congruent solutions that address healthcare and business issues for ministries of health, hospitals, physicians & other healthcare organizations. The company’s technology suite transforms healthcare delivery via rural healthcare, disease management, clinical globalization and oHealth solutions.

For more information on Kallo, Inc., visit: http://www.kalloinc.ca